Exhibit (a)(5)(v)

July 24, 2020	Filed on behalf of the Plaintiff N. Auerbach Second Affidavit Sworn: 23 July 2020

IN THE GRAND COURT OF THE CAYMAN ISLANDS

FINANCIAL SERVICES DIVISION

CAUSE NO. FSD 166 OF 2020 (IKJ)

IN THE MATTER OF SECTION 11A OF THE GRAND COURT LAW (2015 REVISION)

BETWEEN

HUDSON CAPITAL SOLAR INFRASTRUCTURE GP, L.P.

(suing in its capacity as general partner of

HUDSON SOLAR CAYMAN LP)

PLAINTIFF

AND

SKY SOLAR HOLDINGS, LTD.

DEFENDANT

SECOND AFFIDAVIT OF NEIL ZACHARY AUERBACH

I, Neil Zachary Auerbach of 850 Third Avenue, Suite 1306, New York, New York 10022, USA, hereby made oath and says as follows:

1	I am the same Neil Zachary Auerbach who swore the First Affidavit on 23 July 2020 in these proceedings. I make this second affidavit in order to include a paragraph that was inadvertently omitted from my First Affidavit.

2	Namely, I am informed by my New York lawyers, as to which privilege is not waived, that the legal system in the United States and in particular in New York generally does not provide for relief similar to that offered by a Mareva injunction or freezing order. Nonetheless, I am informed that there is no rule prohibiting the obtaining of such an injunction overseas and that my New York lawyers do not believe that the New York court will object to the relief sought by the Plaintiff in this application.

SWORN to at	)	Nassau County, NY
Westchester County, New York, USA	)
This 23rd day of July 2020)
	) ) ) )	/s/ Neil Z Auerbach
Notary Public		NEIL Z AUERBACH

Via video conference valid ID (NY DRIVER’S LICENSE) Presented

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